Exhibit 99.2
On October 22, 2008, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended September 30, 2008 as well as an update on the Company’s business. The following represents a textual representation of remarks by Kathy Galante, Senior Director, Investor Relations, Colin Goddard, Ph.D., Chief Executive Officer of the Company, and Michael G. Atieh, Executive Vice President, Chief Financial Officer and Treasurer of the Company.
Operator
[Operator’s Instruction]
Kathy Galante
Thank you. Good afternoon, and welcome to our third quarter earnings call.
Joining me today I have Colin Goddard, our Chief Executive Officer; Mike Atieh, our Chief Financial Officer; Gabe Leung, President of our oncology business; and Anker Lundemose, President of our diabetes and obesity business. We will begin with Mike, who will provide a summary of the financial results, after which Colin will come back to discuss corporate developments in our oncology and diabetes obesity program.
Before we begin, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that outside of OSI’s control, and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
And now over to Mike.
Mike Atieh
[Michael G. Atieh discusses quarter end information.]
Colin Goddard
Thanks, Mike.
Without doubt the announcement on the 6th of October that the BeTa Lung trial had failed to meet its endpoint of improving the overall survival of second line non-small cell lung cancer patients receiving Tarceva plus Avastin, compared to those receiving Tarceva plus placebo, was a surprising disappointment based on the prior Phase II data sets. First and foremost this was a big disappointment for lung cancer patients and their families. The BeTa Lung trial offered the attractive prospect of an all-targeted therapy combination that could have materially moved care forward in a difficult disease setting where, despite all of the progress of recent years, there is still much to accomplish, and a huge unmet clinical need. Every time we, or another company with another product, experiences a Phase III trial failure like this, we have to acknowledge the stark reality of what this means for cancer patients, and hopefully use it to redouble our efforts on their behalf.
The BeTa Lung results showed that the median survival of the second line non-small cell lung cancer parents receiving the Avastin/Tarceva combination was similar to that seen for those patients receiving Tarceva with a placebo. The study did show substantial evidence of biological activity for the combination, in terms of improvements in response rate, and impressive progression-free survival. No new or unexpected safety events were seen in either arm of the study. We and our partners will continue to evaluate the data from this study over the coming months in order to fully understand the implications of these results, and the data will be presented at the upcoming IASLC meeting in Chicago between November 13th and 15th, 2008.

However, as previously disclosed, the silver lining in the results of this study can be seen in the performance of patients who received Tarceva alone. This was the first prospective randomized Phase III trial in which Tarceva was dosed to a purely second line non-small cell lung cancer patient population, and the results, which were internally consistent with the BR.21 subsets, are compelling from a Tarceva perspective. The median survival for Tarceva of 9.2 months may help address one of the concerns raised by some in the oncology community who had tended to compare the median survival of 6.7 months observed in the second and third line patients involved in our BR.21 registration trial, with the 8.3 months for Alimta and the 7.9 months for Taxotere seen in the Alimta non-small cell lung cancer registration trial, which, unlike BR.21, was conducted in an all second-line setting.
The 9.2 median survival in the Tarceva arm of the BeTa study is consistent with the earlier second-line subset findings from BR.21, and in substantiating this, the BeTa Lung Tarceva results also continue to support our belief in the design of the SATURN study, which was largely designed on the basis of the BR.21 data set. The SATURN database cleaning and lock process continues, and we continue to expect topline data from this crucial Phase III study this quarter.
From a planning perspective, the BeTa Lung outcome does require us to make some adjustments. Tarceva is an important anchoring therapy in the treatment of lung and pancreatic cancer patients; it was before the BeTa result, and it remains so after it. As such some of the revenue growth possibilities, particularly in the U.S. markets, that would further have accelerated our ability to grow the business aggressively, will not be available us to following BeTa. However, if we have a SATURN success, we believe that Tarceva can still anchor the growth of the business, despite the BeTa outcome. We have already been working to refine and adjust our thinking on the future level of reinvestment in the business as a result of this disappointing outcome, and this assessment will be an important part of the briefing we will provide investors at our upcoming research analysts day on December 4th.
Aside from the BeTa Lung data, the quarter was a strong one for Tarceva from a competitive and regulatory perspective. In granting Lilly’s Alimta first line approval in non-small cell lung cancer, the FDA also took the anticipated step of excluding the squamous cell population, which makes up approximately 25% to 35% of all non-small cell lung cancer parents, from the Alimta label and all lines of therapy. Both the migration of Alimta to front line, and the opportunity for Tarceva to establish a leadership position in the squamous population, represent real opportunities for us.
In addition to this, the OSI clinical and regulatory scene was successful in executing a clinical program and regulatory process that resulted in an important label update on Tarceva dose modification in those non-small cell lung cancer patients who continue to smoke. The Tarceva label now states that cigarette smoking has been shown to reduce erlotinib exposure, and that a cautious increase in the dose of Tarceva, not exceeding 300mg, is an available option to physicians treating lung cancer patients who continue to smoke. The label points out that efficacy and long-term safety data of a higher dose has not yet been established in patients who continue to smoke. The label change also means that our sales specialists can now refer physicians to this important aspect of optimizing Tarceva therapy. We consider this to be a very successful outcome from a PK-based study program designed from subset analyses of our BR.21 database.
OSI and Genentech also updated the U.S. Tarceva label based on new safety information from a Phase I post-marketing pharmacokinetics clinical study evaluating Tarceva in parents with pre-existing hepatic impairment. New information has been added to the Tarceva package insert as a warning, not a contraindication, alerting physicians to closely monitor patients with hepatic impairment during Tarceva therapy.
We are pleased to report that in September, the Appraisal Committee of NICE issued a final appraisal determination recommending Tarceva as a cost-effective choice of therapy when compared to Docetaxel. This is an encouraging development, and if no appeal is issued against this determination, we expect final guidance from NICE in the second half of November. We look forward to Tarceva being an available choice to patients in England, Wales, and Northern Ireland as soon as possible following the final guidance.

Finally on Tarceva, we will update investors and analysts at the upcoming research analysts days on our thinking in terms of any potential adjustments to our current Tarceva lifecycle plan investments, and also on some proposed new study initiatives.
While Tarceva remains the focal point of attention in the near term, and will be the primary driver of revenue flows for the medium term, the opportunity for significant long-term value creation in the business resides primarily in the progress of our development pipeline, and in the validation and credibility attached to our technology platforms. In this respect we have made significant progress throughout the year, and during the last quarter we were able to pass a milestone of getting all four of our key development candidates into clinical development.
As such, we now have ongoing Phase I programs for both oncology candidates, OSI-906, our IGF-1 receptor inhibitor, and OSI-027, our TORC1/2 inhibitor, and both diabetes obesity candidates, PSN-821, our GPR 119 agonist, and PSN-602, our next-generation sibutramine competitor compound. The programs for both OSI-027, which began clinical trials in July, and PSN-821, where the Phase I program started in September, were initiated during Q3. Comprehensive translational research efforts are associated with both oncology development programs, as we continue to look for patient selection opportunities that can guide the optimal use of our pipeline agents, either by exploiting target biology or, in combination with other agents, exploiting our emerging understanding of the process of epithelial to mesenchymal transition in tumor and host biology. We have head appreciable progress in building a body of work to substantiate our leadership position in EMT, and our diabetes and obesity team has identified neuroendocrine control of body weight and glycemia as an analogous area of focus in the diabetes obesity arena.
Our goal is to move forward into 2009 with these two clearly defined focus areas in both disease settings, where we are relatively limited compared to our pharma and big biotech competition, and our carefully-managed preclinical research budget can be deployed in a manner that still enables the delivery of differentiation, excellence and scientific leadership in important areas of endeavor in oncology and diabetes and obesity. Clearly as we move into the final part of the year, we are focused on the outcome of the SATURN study, and our ability to capitalize on this study, if successful, moving forward into 2009. We look forward to updating you on our plans at our Research Analysts Day in New York on December 4th.
And with that, Cynthia, I would be happy for you to open it up for questions.
[Dr. Goddard provided concluding remarks and a question and answer session followed]